Exhibit 99.1

Active Power Shareholders Approve Reverse Stock Split

Company Seeks to Regain Compliance with NASDAQ Listing Requirements

AUSTIN, Texas (Dec. 19, 2012) – Active Power (NASDAQ: ACPW), manufacturer of UPS (uninterruptible power supply) systems and modular infrastructure solutions, announced its shareholders have approved a 5-for-1 reverse stock split of the company’s outstanding and authorized common and preferred stock at a special shareholders meeting held on Monday, Dec. 17, 2012.

The company expects the reverse stock split will take effect before the end of December 2012. The principal purpose of the reverse split was to bring Active Power into compliance with NASDAQ’s minimum bid price requirement.

“We believe the effect of the reverse stock split will enable Active Power to regain compliance with the minimum bid price rule in mid-January 2013,” said Steve Fife, CFO, at Active Power. “We continue to focus on the go forward strategy we laid out last quarter, which is built on a foundation to achieve consistent profitability. We believe this in turn will create shareholder value.”

Information Regarding Delisting Determination Letter and Reverse Stock Split
As previously reported on June 20, 2012, Active Power was granted until Dec. 17, 2012, to meet the minimum $1.00 bid price per share requirement pursuant to NASDAQ’s minimum bid price rule for continued inclusion on The NASDAQ Capital Market. Since the Company was unable to regain compliance within the 180-day period, on Dec. 18, 2012, the Company received a delisting determination letter from NASDAQ stating that the Company was not in compliance with Listing Rule 5550(a)(2) and that the Company’s stock would be suspended from trading. However, as permitted by the NASDAQ rules, Active Power will file an appeal with NASDAQ by requesting a hearing with the NASDAQ Listing Panel. As indicated by NASDAQ, the delisting action will be stayed until the Company has completed the hearing and the Hearing Panel has issued its decision.

The Company anticipates that once the reverse stock split is effective, the split would raise the per share trading price of Active Power common stock to regain compliance with the $1.00 per share minimum bid price requirement for continued listing on The NASDAQ Capital Market. However, there can be no assurance a reverse stock split will have the desired effect of raising the closing bid price of Active Power common stock to enable the company to meet this requirement.

About Active Power
Founded in 1992, Active Power (NASDAQ: ACPW) designs and manufactures continuous power solutions and critical backup power systems that enable datacenters and other mission critical operations to remain ‘on’ 24 hours a day, seven days a week. Active Power solutions are intelligently efficient, inherently reliable and economically green, providing environmental benefits and energy and space efficiencies to customers’ financial benefit. The company’s products and solutions are built with pride in Austin, Texas, at a state-of-the-art, ISO 9001:2008 registered manufacturing and test facility. Global customers are served via Austin and three regional operations centers located in the United Kingdom, Germany, and China, supporting the deployment of systems in more than 40 countries. For more information, visit www.activepower.com.

Cautionary Note Regarding Forward-Looking Statements
This release may contain forward-looking statements that involve risks and uncertainties. Any forward-looking statements and all other statements that may be made in this news release that are not historical facts are subject to a number of risks and uncertainties, and actual results may differ materially. Specific risks include the actual price of the company’s common stock following the effectiveness of the reverse stock split and the company’s ability to comply with the listing requirements of The NASDAQ Capital Market. Please refer to Active Power filings with the Securities and Exchange Commission for more information on the risk factors that could cause actual results to differ.

Active Power and CleanSource are registered trademarks of Active Power, Inc. The Active Power logo and PowerHouse are trademarks of Active Power, Inc. All other trademarks are the properties of their respective companies.

Active Power Investor Contact:	Active Power Media Contact:
Ron Both	Lee Higgins
Liolios Group	Public Relations Manager
(949) 574-3860	(512) 744-9488
ron@liolios.com	lhiggins@activepower.com